UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  August 31, 2011

China Bilingual Technology & Education Group Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-162102	68-0678185
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 2 Longbao Street Xiaodian Zone, Taiyuan City Shanxi Province, People’s Republic of China	030031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-351-7963988

(Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 31, 2011, China Bilingual Technology & Education Group Inc. (the “Company”) entered into an Equity Transfer Agreement (the “Agreement”) with all the equity holders (the “Shareholder”) of Shanxi Rising Education Investment Co., Ltd. (“Shanxi Rising”), a limited liability company incorporated under the laws of the People’s Republic of China (“PRC”) with a registered capital of RMB 70 million (approximately $10.95 million). Shanxi Rising owns and operates two schools— Shanxi Rising School and Shanxi Rising Experimental High School, which provide primary and secondary school education in Jinzhong City, Shanxi Province of the PRC.

Pursuant to the Agreement, the Company agreed to purchase 100% of the equity interests of Shanxi Rising for RMB 690 million (approximately $108.02 million), of which RMB 340 million (approximately $53.21 million) has been paid. The balance of the purchase price shall be paid as follows: RMB 150 million (approximately $23.48 million) to be paid by August 31, 2012, RMB 100 million (approximately $15.64 million) by August 31, 2013 and RMB 100 million (approximately $15.64 million) by August 31, 2014. The procedures to effect the change in equity ownership and legal representative of Shanxi Rising shall be completed within 20 days after the effectiveness of the Agreement.

The foregoing description of the principal terms of the Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Agreement attached hereto as Exhibit 10.1, which is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Equity Transfer Agreement, dated August 31, 2011, by and between the Company and all the equity holders of Shanxi Rising Education Investment Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA BILINGUAL TECHNOLOGY & EDUCATION GROUP INC.

Date: September 9, 2011	By:	/s/ Michael Toups
Name: Michael Toups
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Equity Transfer Agreement, dated August 31, 2011, by and between the Company and all the equity holders of Shanxi Rising Education Investment Co., Ltd.

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